Exhibit 10.19

AGREEMENT

This Agreement dated as of             , is entered into by and between              (“Employee”) and Insmed Incorporated, a Virginia corporation (“Insmed”).

Employee and Insmed hereby agree to the following terms and conditions:

1. Purpose of Agreement. The purpose of this Agreement is to provide that, in the event of a “Change in Control,” Employee may become entitled to receive additional benefits in the event of his termination. It is believed that the existence of these potential benefits will benefit Insmed by discouraging turnover and causing such employee to be more able to respond to the possibility of a Change in Control without being influenced by the potential effect of a Change in Control on his job security.

2. Change in Control. As used in this Agreement, “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of Insmed if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of common stock of Insmed (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of Insmed entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Insmed (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Insmed, unless the Person exercising, converting or exchanging such security acquired such security directly from Insmed or an underwriter or agent of Insmed), (ii) any acquisition by Insmed, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Insmed or any corporation controlled by Insmed, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 2; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of Insmed (the “Board”) (or, if applicable, the Board of Directors of a successor corporation to Insmed), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election;

provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Insmed or a sale or other disposition of all or substantially all of the assets of Insmed in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Insmed or substantially all of the Insmed’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by Insmed or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the stockholders of Insmed of a complete liquidation or dissolution of Insmed.

3. Rights and Obligations Prior to a Change in Control. Prior to a Change in Control the rights and obligations of Employee with respect to his employment by Insmed shall be whatever rights and obligations are negotiated between Insmed and Employee from time to time. The existence of this Agreement, which deals with such rights and obligations subsequent to a Change in Control, shall not be treated as raising any inference with respect to what rights and obligations exist prior to a Change in Control unless specifically stated elsewhere in this Agreement.

4. Effect of a Change in Control. In the event of a Change in Control and the Employee’s employment is terminated pursuant to a “Qualifying Termination” (as set forth below) on or prior to the date that is within twelve (12) months of the effective date of the Change in Control (the “Change in Control Date”), the Employee shall be entitled to the severance payments and other benefits set forth in this Agreement.

5. Qualifying Termination. If, subsequent to a Change in Control, Employee’s employment terminates within one year of the Change in Control Date, such termination shall be considered a Qualifying Termination unless:

(a) Employee voluntarily terminates employment. However, it shall not be considered a voluntary termination of employment if, following the Change in Control, Employee’s compensation or duties are changed in any material respect from what they were immediately prior to a Change in Control, and subsequent to such change Employee elects to terminate employment. A “change in any material respect” shall encompass (i) any significant diminution in Employee’s position, authority, duties, responsibilities, or reporting relationship, (ii) any material reduction in Employee’s then compensation and/or benefits, unless such reduction is an across-the-board reduction of the compensation and/or benefits of all similarly situated executives, (iii) any change in Employee’s job location to a site more than 50 miles away from his place of employment prior to the Change in Control or (iv) the failure of Insmed to obtain the agreement of any successor to Insmed to assure and agree to perform this Agreement.

(b) The termination is on account of Employee’s death or disability. As used herein, “disability” refers to an illness or accident that causes Employee to be unable to perform the duties of his job for at least six consecutive months, as determined by a physician mutually acceptable to Insmed and the Employee.

(c) Employee is involuntarily terminated for “Cause”, or it is determined that the facts conclusively demonstrate that Employee would have been terminated had any of the events set forth in clauses (i) through (iii) below had been known at the date of termination. For this purpose “Cause” means:

(i) the Employee’s willful and continued failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Employee gives notice of termination for any of the reasons set forth in Section 5(a)), which failure is not cured within 60 days after a written demand for substantial performance is received by the Employee from the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes the Employee has not substantially performed his duties;

(ii) the Employee’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to Insmed; or

(iii) the Employee’s conviction of a felony involving a crime of moral turpitude.

For purposes of this Section 5(c), no act or failure to act by the Employee shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Employee’s action or omission was in the best interests of Insmed.

6. Constructive Qualifying Termination. If within six months prior to a Change in Control Employee’s employment terminates as a result of any change described in Section 5(a) of this Agreement, Employee shall be entitled to the compensation, payments and other benefits that the Employee would have received if such termination had occurred after a Change in Control.

7. Date and Notice of Termination. Any termination of Employee’s employment by Insmed or by Employee shall be communicated by a written notice of termination to the other party (the “Notice of Termination”). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed.

8. Severance Payments. If Employee is terminated as a result of a Qualifying Termination, Insmed shall pay Employee within 30 days of said Qualifying Termination a cash lump sum equal 1.0 times Employee’s “Compensation” as a severance payment (“Severance Payment”).

(a) “Compensation” means the sum of Employee’s highest annual salary rate (i.e. the Employee’s highest rate of annual salary while an employee of Insmed) plus a bonus calculated by multiplying an employee’s annual salary by the maximum bonus potential for the change of control year prorated as of the date of the Change of Control.

(b) In lieu of a cash lump sum, Employee may, at his option, elect in writing to receive the payments provided by this Section 8 in equal monthly installments over 18 months.

(c) The Severance Payment set forth in this Section 8 is in lieu of any severance payments that Employee might otherwise be entitled to receive from Insmed under the terms of any severance pay arrangement not referred to in this Agreement.

9. Stock Option Grants and Other Forms of Employee Compensation. In the event of a Change in Control, (i) all stock options then held by Employee shall remain exercisable for the term of the option period set forth in his option agreement(s), and (ii) any restricted stock held by Employee shall remain subject to the restrictions set forth in his restricted stock agreement.

10. Additional Benefits. In the event of a Qualifying Termination, Insmed shall continue to provide to the Employee health, dental, long-term disability, life insurance, continuation of D&O insurance, and the other fringe benefits that Employee received prior to the Qualifying Termination on the same terms and conditions as though the Employee had remained an active employee of Insmed for the 18 month period immediately subsequent to the Qualifying Termination. Insmed shall provide COBRA benefits to the Employee following the end of this 18-month period, such benefits to be determined as though the Employee’s employment had terminated at the end of such period.

11. Taxes.

(a) The benefits that an Employee may be entitled to receive under this Agreement and other benefits that an Employee is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to the “golden parachute” rules of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and the excise tax of Code Section 4999. As provided in this Section 11, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow an Employee to receive a greater Net After Tax Amount than an Employee would receive absent a reduction.

(b) The Accounting Firm will first determine the amount of any Parachute Payments that are payable to an Employee. The Accounting Firm also will determine the Net After Tax Amount attributable to the Employee’s total Parachute Payments.

(c) The Accounting Firm will next determine the largest amount of Payments that may be made to the Employee without subjecting the Employee to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d) The Employee will receive the total Parachute Payments or the Capped Payments, whichever provides the Employee with the higher Net After Tax Amount. If the Employee will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Employee) and then by reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Employee). The Accounting Firm will notify the Employee and Insmed if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Employee and Insmed a copy of its detailed calculations supporting that determination.

(e) As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 11, it is possible that amounts will have been paid or distributed to the Employee that should not have been paid or distributed under this Section 11 (“Overpayments”), or that additional amounts should be paid or distributed to the Employee under this Section 11 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Insmed or the Employee, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an

Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Employee must repay to Insmed together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Employee to Insmed unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Employee is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Employee and Insmed of that determination and the amount of that Underpayment will be paid to the Employee promptly by Insmed.

(f) For purposes of this Section 11, the following terms shall have their respective meanings:

(i) “Accounting Firm” means the independent accounting firm engaged by Insmed immediately before the Change in Control Date.

(ii) “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Employee on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(iii) “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

12. Term of Agreement. This Agreement shall be effective from             through             . Insmed may, in its sole discretion and for any reason, provide written notice of termination (effective as of the then applicable expiration date) to Employee no later than 60 days before expiration date of this Agreement. If written notice is not so provided, this Agreement shall be automatically extended for an additional period of 12 months past the expiration date. This Agreement shall continue to be automatically extended for an additional twelve (12) months at the end of such 12-month period and each succeeding 12-month period unless notice is given in the manner described in this Section 12.

13. Governing Law. Except to the extent that federal law is applicable, this Agreement is made and entered into in the Commonwealth of Virginia and the laws of Virginia shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the compensation, payments and benefits due Employee in the event of a Change in Control followed by a Qualifying Termination, and there are no representations, warranties or commitments, other than those set forth herein, which relate to such benefits. This Agreement may be amended or modified only by an instrument in writing executed by Insmed and the Employee.

15. No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any earnings that Employee may receive from any other source reduce any such payment.

16. Successors: Binding Agreement.

(a) Assumption by Successor. Insmed shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Insmed expressly to assume and to agree to perform its obligations under this Agreement in the same manner and to the same extent that Insmed would be required to perform such obligations if no such assumption had occurred. As used herein, Insmed shall mean any successor to its business and/or assets as aforesaid that assumes and agrees to perform its obligations by operation of law or otherwise.

(b) Enforceability by Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Employee (and Employee’s personal representatives and heirs) and Insmed and any organization which succeeds to substantially all of the business or assets of Insmed, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of Insmed or otherwise, including, without limitation, as a result of a Change in Control, or by operation of law. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to such Employee hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there is no such designee, to his estate.

17. Confidentiality. Employee acknowledges that in the course of his employment with Insmed, he has acquired non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business (“Proprietary Information”) of Insmed, and the Employee agrees that it would be extremely damaging to Insmed if such Proprietary Information were disclosed to a competitor of Insmed or to any other person or corporation. Employee understands and agrees that all Proprietary Information Employee has acquired during the course of such employment has been divulged to Employee in confidence and further understands and agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by Employee of this provision) without limitation in time. In view of the nature of Employee’s employment and the Proprietary Information Employee has acquired during the course of such employment, Employee likewise agrees that Insmed would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this Section 16 and that Insmed shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this Section and to any other judicial relief available to it. Inquiries regarding whether specific information constitutes Proprietary Information shall be directed to Insmed’s General Counsel (or, if such position is vacant, Insmed’s Chairman of the Compensation Committee); provided, however, that Insmed shall not unreasonably classify information as Proprietary Information.

18. Non-Competition.

(a) For a period of twelve (12) months after the termination of Employee’s employment with Insmed, Employee will not:

(i) as an individual proprietor, partner, stockholder, officer, director, employee, director, joint venturer, investor, lender, or in any capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any business that competes directly with the products or services provided by Insmed at the time of termination or for which definitive Insmed plans then exist to so provide such products or services;

(ii) directly or indirectly recruit or solicit any person who is then an employee of Insmed or was an employee of Insmed at any time within six months prior to such retirement or solicitation; or

(iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of Insmed.

(b) If any restriction set forth in this Section 18 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area to which it may be enforceable.

(c) The restrictions contained in this Section 18 are necessary for the protection of the business and goodwill of Insmed and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Section will cause Insmed substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies that may be available, Insmed shall have the right to seek specific performance and injunctive relief.

19. Outplacement Services. In the event the Employee is terminated by Insmed (other than for Cause, disability or death), or the Employee voluntarily terminates employment for the reasons set forth in Section 5(a), within twelve (12) months following the Change in Control Date, Insmed shall provide outplacement services through one or more outside firms of the Employee’s choosing up to an aggregate of $10,000, with such services to extend until the earlier of (i) 12 months following termination of Employee’s employment or (ii) the date the Employee secures full time employment.

20. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to Insmed and to the Employee at their respective addresses set forth below (or to such other address as either Insmed or the Employee may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

If to Insmed:

Insmed Incorporated

4851 Lake Brook Drive

Glen Allen, Virginia 23058-2400

Attention: Chairman, Compensation Committee

If to Employee:

21. Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

22. Severability. In case any one or more of the provisions contained in this Agreement shall for any reasons be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Glen Allen, Virginia.

INSMED INCORPORATED

By
Witness		Geoffrey Allan, President and CEO

Witness		Employee